EXHIBIT NO. 23.2
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                        CONSENT OF INDEPENDENT AUDITORS
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The Board of Directors
Webster Financial Corporation

We consent to the inclusion, in the Form 8-K filed by Webster Financial Corporation (Webster) on May 20, 1997, of our opinion dated January 29, 1997 on the separate consolidated financial statements of DS Bancor, Inc. and Subsidiary (DS Bancor) as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996.

We did not perform any procedures on the pooling of interests combination of the financial statements of DS Bancor with Webster as of any date or for any period presented in the Form 8-K referred to above, and therefore we express no opinion thereon. Such combined financial data has been audited and reported upon by other auditors.


Friedberg, Smith & Co., P.C.

Bridgeport, Connecticut
May 20, 1997